Exhibit 99.1

Gulf Island Fabrication, Inc. Declares Dividend on Common Stock

HOUMA, La.--(BUSINESS WIRE)--October 26, 2009--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced today that its board of directors declared a dividend of $0.01 per share on Gulf Island Fabrication, Inc.’s approximately 14.3 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the board held on October 23, 2009 and is payable November 23, 2009, to shareholders of record on November 9, 2009.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs and FPSOs,” piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs or other similar cargo onshore and offshore scaffolding and piping insulation services and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer